Exhibit 10.8
Summary of Pixelworks Non-Employee Director Compensation

General Board Service - Cash	Annual Retainer: $40,000
General Board Service - Equity	Initial grant upon election or appointment: 4,000 restricted stock units vesting 50% at the end of each three-month period following the date of grant.

Annual grant at annual meeting of shareholders: 8,000 RSUs vesting 25% at the end of each three-month period following the date of grant, subject to acceleration on change of control
Additional Annual Fees for Committee Service	None